Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 961-6320
Investor Relations

Beckman Coulter Announces Third Quarter 2010 Results

Reaffirms Revenue and EPS Full-Year Outlook

Conference Call and Webcast with Accompanying Slides Today at 5:00 p.m. ET

ORANGE COUNTY, California, October 27, 2010 – Beckman Coulter, Inc. (NYSE: BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today third quarter and nine months ended September 30, 2010 results. Total third quarter revenue of $893.8 million, including $112.2 million from the 2009 Olympus Diagnostics acquisition (Olympus), was up 8.6% over prior year quarter, or 9.8% in constant currency. Recurring revenue for the quarter increased 6.9%. On a constant currency basis, recurring revenue for the third quarter 2010 increased 8.3% over prior year quarter, or 4.2% excluding the impact of Olympus. Reported net earnings were $67.0 million, or $0.95 per diluted share. Adjusted net earnings excluding Olympus intangibles amortization were $70.5 million, or $1.00 per diluted share, an increase of 12.4% from prior year quarter. See “Non-GAAP Financial Measures” and “Reconciling Items to Non-GAAP Financial Measures.”

	Three Months Ended September 30			Nine Months Ended September 30
	2010	2009	% Chg	2010	2009	% Chg
Reported Results (in millions, except per share)
Total Revenue	$893.8	$822.8	8.6%	$2,676.9	$2,271.0	17.9%
Recurring Revenue	$723.0	$676.1	6.9%	$2,201.5	$1,878.8	17.2%
Operating Income	$114.2	$4.4	>100.0%	$273.6	$119.9	>100.0%
Diluted Earnings per Share	$0.95	$0.02	>100.0%	$2.12	$1.26	68.3%

Adjusted Results (revenue growth in constant currency)
Total Revenue Growth			9.8%			16.7%
Recurring Revenue Growth			4.2%			5.1%
(Excluding Olympus)
Operating Income(1)	$119.7	$107.2	11.7%	$327.3	$270.7	20.9%
Diluted Earnings per Share(1)	$1.00	$0.89	12.4%	$2.71	$2.59	4.6%

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

(1)	Excluding Olympus intangibles amortization and other items noted in “Non-GAAP Financial Measures”

2010 includes Olympus results from January to September, whereas 2009 includes results from August to September

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Beckman Coulter	Page 2 of 24

Management Commentary

“Third quarter highlights included another strong contribution from the Olympus business as we recorded the one-year anniversary of the acquisition; continued strength in Asia Pacific; 11.1% growth in International recurring revenue, or 13.8% in constant currency; and 24.6% growth in trailing-twelve-month adjusted EBITDA,” said Bob Hurley, interim President and Chief Executive Officer. “At the same time, third quarter revenue in developed markets was negatively impacted by softness in demand. In addition, third quarter wins and losses within our U.S. Clinical Diagnostics customer base showed a net decline of less than 1% from the second quarter. We believe that U.S. recurring revenue growth will remain under pressure until our quality challenges are behind us, especially in Chemistry and Immunoassay.

“Our renewed focus on customer satisfaction and quality continues. Our recent U.S. quality challenges have prompted significant ongoing attention in this area to ensure that we live up to the expectations of our customers. We have identified root causes and developed remediation plans. Implementation is underway with some projects continuing through 2011. With customer satisfaction and retention our foremost objective, we have shifted some R&D resources from future products to current products until we resolve our quality issues. We continue to give high priority to customer-facing activities and operations to address and enhance customer satisfaction which, in turn, will drive future revenue growth. These efforts are expected to continue into 2011,” he said.

“Based on the first nine months results, we are reaffirming our revenue and EPS full year outlook provided on July 22, 2010. We are confident that, as we work to restore affected customers to full value, we will emerge an even stronger company. Despite the macroeconomic environment and our current challenges, Beckman Coulter has a strong installed base of customers, an enviable product pipeline, and a 75-year history of meeting the needs of customers,” Hurley said.

Three-Month Summary

Total recurring revenue increased 8.3% in constant currency. Excluding Olympus, recurring revenue increased 4.2% in constant currency when compared to prior year quarter. Automated Immunoassay recurring revenue grew 12.8%, or 14% in constant currency in the quarter as strong demand in Asia Pacific and Europe was partially offset by weakness in the U.S. Cash instrument sales increased 16.4%, or 16.7% in constant currency, due to the Olympus acquisition and a significant increase in Cellular placements.

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Beckman Coulter	Page 3 of 24

In the quarter, Clinical Diagnostics revenue, excluding Olympus, increased 4.6%, or 5.5% in constant currency, led by 20%, or 18% in constant currency, growth in Asia Pacific and Emerging Markets. Sales to life science customers decreased 5.1%, or 4.1% in constant currency reflecting continued soft demand in developed markets, particularly Europe.

On a geographic basis, third quarter revenue in the U.S. increased 5.2%, due to Olympus. International revenue increased 11.9%, or 14.1% in constant currency, as a result of Olympus and continued strong performance in Asia Pacific and Emerging Markets.

Operating income in the quarter was $114.2 million and the operating margin was 12.8%. On an adjusted basis, operating income totaled $119.7 million, an increase of 11.7% over prior year quarter. Adjusted operating margin was 13.4%, a 40 basis point improvement relative to prior year quarter with a lower operating expense rate more than offsetting a decline in gross margin.

Non-operating expense was $24.2 million compared to $4.9 million in the prior year quarter, which benefited from a gain of $18 million related to forward contracts to hedge the Yen purchase price of the Olympus acquisition. The tax rate of 25.6% reflects changes in the geographic mix of profits.

Net earnings were $67 million, or $0.95 per diluted share. Excluding Olympus intangibles amortization, third quarter adjusted net earnings were $70.5 million or $1.00 per diluted share.

Recent Developments

❖

Declared a $0.19 per share quarterly cash dividend, a 5.6% increase over the prior quarter dividend, payable on November 19, 2010 to all stockholders of record on November 5, 2010, representing the company’s 17th consecutive annual dividend increase.

❖

Completed Stage One (study design) of the troponin clinical trial and entered Stage Two (study set-up) and Stage Three (study execution). Currently, several sites have moved into study execution and are collecting patient samples from the intended population. Per our plan, we will continue to add more enrollment and testing sites through November. We remain on track to complete the trial in time to file two separate 510(k) submissions for troponin in the first half of 2011 – one for Access instruments and one for DxI instruments.

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Beckman Coulter	Page 4 of 24

❖

Announced leadership changes effective September 6, 2010, coinciding with Scott Garrett’s resignation as President and CEO as well as from the board of directors, including the appointment of Glenn Schafer as non-executive Chairman of the Board and Bob Hurley as interim President and Chief Executive Officer. The Board of Directors has initiated a search for a successor.

❖	Received FDA clearance of the DxH 300, a lower throughput hematology analyzer suitable for the low to mid-sized hospital laboratory.

Nine-Month Summary

For the first nine months of 2010, revenue increased 17.9%, or 16.7% in constant currency, versus prior year period due to Olympus and robust growth in Asia Pacific. Year-to-date recurring revenue was up 17.2%, or 16.1% in constant currency. Excluding Olympus, recurring revenue increased 6.3%, or 5.1% in constant currency compared to the prior year period.

Year-to-date operating income was $273.6 million. On an adjusted basis, operating income was $327.3 million, a 20.9% increase over prior year due largely to leverage and synergies from the Olympus acquisition. Operating margin increased to 10.2% primarily due to the completion of the Olympus integration and other restructuring initiatives in 2010. Adjusted operating margin increased 30 basis points to 12.2% with a lower operating expense rate more than offsetting a decline in gross margin.

Non-operating expense was $66.3 million (including $25.1 million of interest expense associated with the Olympus acquisition) compared to $23.8 million in the prior year period (which included a net foreign currency gain of $26.7 million related to hedging the Olympus purchase and $12.0 million of incremental interest expense for financing the Olympus acquisition). The tax rate in the first nine months was 27.5% compared to 13.7% in the prior year period. The adjusted tax rate was 26.3% (compared to 24.2% in the prior year period), in line with the company’s full year expectations. Net earnings were $150.3 million, or $2.12 per diluted share. Excluding Olympus intangibles amortization, restructuring and acquisition-related costs and other items described in the accompanying tables, the first nine months adjusted net earnings were $192.4 million or $2.71 per diluted share, up 12.4% and 4.6% over the prior year period, respectively.

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Beckman Coulter	Page 5 of 24

Outlook

“We are reaffirming our July 22 outlook for 2010 which calls for revenue between $3.65 billion to $3.70 billion, including $480 to $500 million from Olympus products. Our expectation for constant currency recurring revenue growth remains at about 5%, excluding Olympus, and should be comprised of about 1% growth in the U.S. and around 9% growth in International markets.

“We continue to expect: adjusted operating margins of approximately 12.7%, with a full-year tax rate revised to between 25.5% and 26%; non-operating expense of approximately $90 million and adjusted earnings per diluted share in the range of $3.90 to $4.00 per share based on a revised share count of 71 million. We are lowering our estimate of capital expenditures to between $325 million and $350 million due to lower expenditures for infrastructure. Depreciation and amortization should remain between $350 million to $375 million,” concluded Hurley.

The company expects to provide 2011 outlook in February in conjunction with its 2010 year-end release of financial results and has postponed the annual business review typically held in December awaiting greater visibility with respect to customer retention and quality improvement programs now under way.

Investor Conference Call

There will be a conference call and webcast presentation of accompanying slides accessible on the company’s website today, Wednesday, October 27, 2010 at 5:00 p.m. ET to discuss the third quarter and first nine month 2010 results. The call may be accessed by dialing (877) 516-3365 or (706) 679-3246 and asking for the Beckman Coulter conference call or reservation number 17906714. The presentation webcast will be available live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on Beckman Coulter’s website for future on-demand replay through Friday, November 12, 2010.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 80% of the company’s 2009 revenue of $3.3 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 6 of 24

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include information regarding the company’s expectations, goals, strategy, business plans, or intentions regarding the future, including without limitation statements regarding expectations or estimates relating to our 2010 outlook, timing of our 510(k) submissions, total revenue, constant currency recurring revenue, constant currency recurring revenue growth, expense management, constant currency, earnings growth, operating margins, currency exchange rates, non-operating expense, tax rate, adjusted earnings per diluted share, capital expenditures, product and geographic leadership, timing and scope of investments in customer-facing personnel and operations, competitive position, product pipeline, share count, stability of our sector, growth opportunities, timing and scope of our quality initiatives and projects, and depreciation and amortization. The foregoing may not be a complete list of all forward-looking statements we make. The forward-looking statements contained in this press release reflect our current analysis of financial data, market trends, and business plans available only as of the date of this press release, which may become out of date or incomplete. The forward-looking statements are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you not to put undue reliance on forward-looking statements. We assume no obligation to update any forward-looking statement as a result of new information, future events, or other factors except as required by law.

In addition, the preliminary unaudited financial information for the quarter and nine months ended September 30, 2010 set forth in this press release is based on information available at the time of this press release and is subject to further review by our independent accountants and management prior to our filing of our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010. Therefore, these results for the period ended September 30, 2010 set forth in this press release could differ from the final results reported in our Quarterly Report on Form 10-Q for the same period. Furthermore, any results reported for any completed period should not be considered indications of our future performance.

Forward-looking statements included in this press release involve certain risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, legal and regulatory changes, oversight or other activities, product quality and regulatory compliance requirements, including new 510K clearances for the use of our Troponin I test on our immunoassay systems, and the cost and time factors involved, FDA actions including recalls, warning letters and fines, failures in our internal processes and systems, the effects of healthcare reform; our ability to compete effectively; changes in laws and regulations; our ability to meet our customers’ expectations, our ability to protect our brand, market demand for the company’s new and existing products; intellectual property infringement claims by others and our ability to protect the company’s intellectual property; difficulty in obtaining materials and components for our products; consolidation of our customer base, formation of group purchasing organizations and changes in customer inventory levels and inventory management practices; reductions in government funding to our customers; foreign currency exchange fluctuations; global market, economic and political conditions and natural disasters; costs associated with our supply chain initiatives; tax risks and regulations; changes in the value of our investment in marketable securities; our ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions, our ability to retain key employees, and pending or new litigation matters. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the company’s annual report on Form 10-K filed with the SEC on February 22, 2010 as well as in the company’s quarterly reports on Form 10-Q or current reports on Form 8-K filed since then.

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Beckman Coulter	Page 7 of 24

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and nine months ended September 30, 2010 and 2009 and with respect to Outlook for 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of items and charges that have not been experienced consistently in prior periods. Also, management believes many of these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted earnings before income taxes,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “adjusted earnings before interest, taxes and depreciation and amortization” (“adjusted EBITDA”), “return on invested capital” (“ROIC”), “free cash flow,” “free cash flow margin” and “constant currency growth.” The Company also provided its outlook for 2010 for “adjusted operating margin,” “adjusted tax rate” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted operating income excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition and integration related expenses, license fees, including the incremental amortization of intangible assets related to the Olympus acquisition and other income and expense items. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. We incurred restructuring costs associated with the Olympus acquisition and other site consolidation costs, however, management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which may be unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our Company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted earnings before income taxes excludes the impact of income and expense items excluded from adjusted operating income and non-operating income and expense items and the related incremental tax effect of these items. A reconciliation of earnings before income taxes, the GAAP measure most directly comparable to adjusted earnings before income taxes, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income and non-operating income and expense items and the related incremental tax effect of these items. Additionally, adjusted net earnings excludes the impact of a charge for deferred tax assets associated with the recently enacted US health care reform legislation related to the Medicare drug subsidy. Adjusted diluted earnings per share exclude the effect of the same items described above from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted net earnings, as described above. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

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Beckman Coulter	Page 8 of 24

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. As is the case with all non-GAAP measures, investors should consider the limitations associated with this metric, including the potential lack of comparability of this measure from one company to another, and should recognize that adjusted EBITDA does not provide a complete measure of our operating performance because it excludes many items that are included in our consolidated financial statements. Accordingly, investors are encouraged to use GAAP measures when evaluating our financial performance. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

ROIC is a non-GAAP measure that management believes is useful to investors as a measure of performance and effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance and as a factor in evaluating management performance for long-term incentive compensation purposes. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. The measure is calculated based upon the trailing twelve months earnings before income taxes, interest expense and non-GAAP reconciling items, but after estimated taxes, divided by average invested capital, calculated as the average of invested capital for the current period and the twelve months prior period using a two point average. Invested capital is calculated as total assets less cash, investments and current liabilities. A reconciliation of net income, the GAAP measure most directly comparable to adjusted ROIC, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. We provide this financial measure as a supplement to GAAP information to assist ourselves and investors in understanding the impact of various items on our cash flows. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Free cash flow margin is calculated using free cash flow, as described above, divided by trailing twelve months of revenue. It is a non-GAAP measure that management believes provides useful supplemental information for management and investors. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. We provide this financial measure as a supplement to GAAP information to assist ourselves and investors in understanding the impact of various items on our cash flows. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of revenue includes comparisons on a constant currency basis. We define constant currency revenue as current period revenue in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate for that period, computed monthly. Constant currency growth is defined as current period constant currency revenue less prior year reported revenue divided by prior year reported revenue. This measure provides information on revenue growth assuming that foreign currency exchange rates have not changed between the prior year and the current period. We believe the use of this measure aids in the understanding of our operations without the impact of foreign currency fluctuations. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. Constant currency revenue and constant currency growth, as defined or presented by us, may not be comparable to similarly titled measures reported by other companies. Additionally, these measures are not U.S. GAAP defined measures, and therefore not an alternative measure of revenue or revenue growth on a U.S. GAAP basis.

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Beckman Coulter	Page 9 of 24

Our Outlook for 2010 adjusted operating margin, adjusted tax rate and adjusted earnings per diluted share exclude the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition and integration related costs, gains or losses upon sale of assets or businesses, the deferred tax charge as a result of healthcare reform and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Management believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to comparable measures that would be calculated in accordance with GAAP expected reported results due to our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2010, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the Company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both the measures determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition related costs – For the nine months ended September 30, 2010, we recorded restructuring and acquisition related charges of $31.2 million and for the quarter and nine months ended September 30, 2009, we recorded $79.2 million and $127.2 million, respectively. The charges during 2010 were primarily associated with integration costs related to our acquisition of Olympus and completion of supply chain improvement initiatives, while during 2009, the charges were primarily related to supply chain improvement initiatives, the Orange County consolidation project, and related charges for severance, relocation, asset impairment and other duplicative exit costs, and $13.4 million and $28.1 million for the quarter and nine months ended September 30, 2009, respectively, of acquisition related expenses, primarily pertaining to legal and consulting services.

b)	Olympus intangible asset amortization – $5.5 million and $16.6 million for the quarter and nine months ended September 30, 2010, respectively, and $3.5 million during the third quarter of 2009.

c)	Fair market value inventory adjustment – We recorded a charge of $5.9 million during the nine months ended September 30, 2010, and an $8.8 million charge during the third quarter of 2009, related to the fair value of acquired inventory in connection with the Olympus acquisition, as the acquired inventory was sold.

d)	Forward contract gain – acquisition – Consideration for the acquisition of the lab-based diagnostics business of Olympus Corporation was paid in Japanese Yen. To mitigate unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. These business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a gain of approximately $18.0 million and $26.7 million for the quarter and nine months ended September 30, 2009, respectively, which is reflected within non-operating income in our consolidated statements of earnings.

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Beckman Coulter	Page 10 of 24

e)	Inventory write-off – We recorded a charge of $1.6 million related to inventory written off due to discontinuation of certain product lines in the third quarter of 2009.

f)	Interest expense on debt offering – On May 26, 2009, we issued $250 million principal amount of the Company’s 6% Senior Notes due 2015 and $250 million principal amount of the Company’s 7% Senior Notes due 2019 (the “Notes”). The proceeds from the Notes were used to partially fund the acquisition of the lab-based diagnostics business of Olympus Corporation. During the third quarter and nine months ended September 30, 2009, we incurred approximately $2.4 million and $5.6 million, respectively, in net interest expense associated with these Notes prior to completion of the acquisition.

g)	Purchase of sublicense-Molecular testing – During the third quarter of 2009, we entered into an agreement for non-exclusive sublicense rights to obtain rights under certain patents to be used to develop a molecular assay, which is in development and recorded an R&D charge of $5.8 million.

h)	Litigation accrual – During the third quarter of 2009, we recorded a $3.9 million accrual related to a labor claim for the period from 2000 to 2005.

i)	Deferred tax asset charge – For the nine months ended September 30, 2010, we recorded an $8.0 million charge resulting from the recently enacted U.S. health care reform legislation. This new legislation eliminated the Federal income tax deduction for the portion of the prescription drug expenses of retirees for which companies receive reimbursement under the Medicare Part D drug subsidy program.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Recurring revenue – supplies, service and lease payments	$723.0	$676.1	$2,201.5	$1,878.8
Cash instrument sales	170.8	146.7	475.4	392.2

Total revenue	893.8	822.8	2,676.9	2,271.0

Cost of recurring revenue	347.6	324.9	1,067.2	878.2
Cost of cash instrument sales	140.3	120.0	401.7	338.9

Total cost of sales	487.9	444.9	1,468.9	1,217.1

Operating costs and expenses
Selling, general and administrative	211.7	211.3	661.4	588.4
Research and development	66.2	71.7	200.2	192.3
Amortization of intangible assets	13.8	11.3	41.6	26.1
Restructuring and acquisition related costs	—	79.2	31.2	127.2

Total operating costs and expenses	291.7	373.5	934.4	934.0

Operating income	114.2	4.4	273.6	119.9

Non-operating expense (income)
Interest income	(1.4)	(1.4)	(4.0)	(4.0)
Interest expense	25.2	24.3	73.9	52.7
Other, net	0.4	(18.0)	(3.6)	(24.9)

Total non-operating expense	24.2	4.9	66.3	23.8

Earnings (loss) before income taxes	90.0	(0.5)	207.3	96.1
Income tax provision (benefit)	23.0	(2.0)	57.0	13.2

Net earnings	$67.0	$1.5	$150.3	$82.9

Basic earnings per share	$0.96	$0.02	$2.14	$1.27

Diluted earnings per share	$0.95	$0.02	$2.12	$1.26

Weighted average number of shares outstanding (in thousands)
Basic	69,805	67,946	70,240	65,127
Diluted	70,301	69,372	71,012	66,033

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$284.6	$288.8
Trade and other receivables, net	767.7	827.9
Inventories	639.0	596.8
Deferred income taxes	67.0	79.0
Prepaids and other current assets	139.6	77.4

Total current assets	1,897.9	1,869.9

Property, plant and equipment, net	630.5	621.9
Customer leased instruments, net	506.1	523.0
Investments available for sale, at fair value	95.6	—
Goodwill	1,048.8	1,041.9
Other intangible assets, net	527.5	561.8
Other assets	58.4	58.6

Total assets	$4,764.8	$4,677.1

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$256.8	$235.7
Accrued expenses	518.6	540.1
Income taxes payable	15.6	5.6
Short-term borrowings	1.5	1.8
Current maturities of long-term debt	5.8	24.1

Total current liabilities	798.3	807.3

Long-term debt, less current maturities	1,330.6	1,305.9
Deferred income taxes	45.0	50.1
Other liabilities	533.0	552.6

Total liabilities	2,706.9	2,715.9

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	7.4	7.4
Additional paid-in capital	896.0	886.8
Retained earnings	1,595.0	1,482.7
Accumulated other comprehensive loss	(160.1)	(176.8)
Treasury stock, at cost	(280.4)	(238.9)
Common stock held in grantor trust, at cost	(23.0)	(21.3)
Grantor trust liability	23.0	21.3

Total stockholders’ equity	2,057.9	1,961.2

Total liabilities and stockholders’ equity	$4,764.8	$4,677.1

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net earnings	$150.3	$82.9
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	271.6	219.4
Provision for doubtful accounts receivable	6.1	2.4
Share-based compensation expense	19.8	27.2
U.S. pension trust contributions	(20.0)	(24.0)
Gain on sale of business	(2.4)	—
Loss from debt extinguishment	0.7	—
Accreted interest on convertible debt	11.3	10.7
Amortization of pension and postretirement costs	14.5	11.8
Provision for deferred income taxes	4.8	(11.1)
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	53.7	35.1
Prepaid and other current assets	(29.3)	(19.8)
Inventories	(48.6)	(58.1)
Accounts payable and accrued expenses	25.9	97.6
Income taxes payable	19.6	9.8
Long-term lease receivables	5.0	11.4
Other	(6.5)	6.9

Net cash provided by operating activities	476.5	402.2

Cash flows from investing activities
Additions to property, plant and equipment	(102.7)	(106.2)
Additions to customer leased instruments	(131.1)	(114.6)
Purchase of investments	(145.8)	—
Proceeds from sale of investments	15.5	—
Proceeds from sale of business	3.0	—
Payments for business acquisitions and technology licenses, net of cash acquired	(26.8)	(807.3)

Net cash used in investing activities	(387.9)	(1,028.1)

Cash flows from financing activities
Dividends to stockholders	(38.0)	(33.4)
Proceeds from issuance of stock	46.9	307.4
Repurchase of common stock as treasury stock	(92.9)	—
Repurchase of common stock held in grantor trust	(1.6)	(1.7)
Excess tax benefits from share-based payment transactions	3.3	5.4
Net borrowings (payments) on lines of credit	(4.2)	0.1
Proceeds from issuance of long-term debt, net	22.4	497.8
Debt repayments	(28.0)	—
Debt issuance costs	—	(10.3)

Net cash (used in) provided by financing activities	(92.1)	765.3

Effect of exchange rates on cash and cash equivalents	(0.7)	2.9

Change in cash and cash equivalents	(4.2)	142.3
Cash and cash equivalents-beginning of period	288.8	120.0

Cash and cash equivalents-end of period	$284.6	$262.3

BECKMAN COULTER, INC.

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Three Months Ended September 30,		Reported	Constant Currency
	2010	2009	Growth %	Growth %(2)
Clinical Diagnostics
Chemistry and Clinical automation	$323.2	$282.7	14.3%	16.0%
Cellular Analysis	244.2	229.0	6.7%	6.9%
Immunoassay and Molecular Diagnostics	220.2	199.3	10.5%	11.9%

Total Clinical Diagnostics	787.6	711.0	10.8%	11.9%

Life Sciences	106.1	111.8	(5.1)%	(4.1)%

Total revenues	$893.8	$822.8	8.6%	9.8%

	Nine Months Ended September 30,		Reported	Constant Currency
	2010	2009	Growth %	Growth %(2)
Clinical Diagnostics
Chemistry and Clinical automation	$980.0	$708.4	38.3%	37.4%
Cellular Analysis	722.6	668.8	8.0%	6.4%
Immunoassay and Molecular Diagnostics	656.4	578.9	13.4%	12.4%

Total Clinical Diagnostics	2,359.0	1,956.2	20.6%	19.4%

Life Sciences	317.9	314.9	1.0%	(0.2)%

Total revenues	$2,676.9	$2,271.0	17.9%	16.7%

(1)	Amounts may not foot due to rounding
(2)	Constant currency growth as presented herein represents -

Current period revenue at prior year foreign currency exchange rates for the period, computed monthly, less prior year reported revenue / Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Protein and rapid test products
•	Clinical Automation

Cellular includes:

•	Hematology
•	Coagulation
•	Flow cytometry and related products

Immunoassay and Molecular Diagnostics includes:

•	All immunoassay products
•	Molecular diagnostics products

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
•	Industrial particle characterization

BECKMAN COULTER, INC.

REVENUE BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Three Months Ended September 30,		Reported	Constant Currency
	2010	2009	Growth %	Growth %(2)
Revenue by geography:
United States	$423.2	$402.2	5.2%	5.2%
Europe	178.7	182.4	(2.1)%	6.5%
Emerging Markets (3)	80.3	65.7	22.1%	23.7%
Asia Pacific	155.5	122.9	26.5%	22.2%
Other (4)	56.2	49.6	13.3%	9.3%

Total revenues	$893.8	$822.8	8.6%	9.8%

	Nine Months Ended September 30,		Reported	Constant Currency
	2010	2009	Growth %	Growth %(2)
Revenue by geography:
United States	$1,239.7	$1,135.0	9.2%	9.2%
Europe	583.5	493.4	18.3%	20.3%
Emerging Markets (3)	232.0	178.8	29.7%	26.2%
Asia Pacific	454.9	322.5	41.1%	35.6%
Other (4)	166.8	141.3	18.0%	8.9%

Total revenues	$2,676.9	$2,271.0	17.9%	16.7%

(1)	Amounts may not foot due to rounding
(2)	Constant currency growth as presented herein represents -

Current period revenue at prior year foreign currency exchange rates for the period, computed monthly, less prior year reported revenue / Prior year reported revenue

(3)	Includes Eastern Europe, Russia, Middle East, Africa and India
(4)	Includes Canada and Latin America

BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2010
	Qtr 1	Qtr 2	Qtr 3
Recurring revenue	$731.3	$747.2	$723.0
Cash instrument sales	149.8	154.8	170.8

Total revenues	$881.1	$902.0	$893.8

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$573.7	$629.0	$676.1	$766.4	$2,645.2
Cash instrument sales	117.8	127.7	146.7	223.2	615.4

Total revenues	$691.5	$756.7	$822.8	$989.6	$3,260.6

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

(1)	Amounts may not foot due to rounding

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Three Months Ended September 30,
	2010	2009
GAAP operating income	$114.2	$4.4
Reconciling items:
Restructuring and acquisition related costs (a)	—	79.2
Olympus intangible asset amortization (b)	5.5	3.5
Fair market value inventory adjustment (c)	—	8.8
Inventory write-off (e)	—	1.6
Purchase of sublicense-Molecular testing (g)	—	5.8
Litigation accrual (h)	—	3.9

Adjusted operating income	$119.7	$107.2

GAAP operating margin	12.8%	0.5%

Impact of adjustments	0.6%	12.5%

Adjusted operating margin	13.4%	13.0%

	Nine Months Ended September 30,
	2010	2009
GAAP operating income	$273.6	$119.9
Reconciling items:
Restructuring and acquisition related costs (a)	31.2	127.2
Olympus intangible asset amortization (b)	16.6	3.5
Fair market value inventory adjustment (c)	5.9	8.8
Inventory write-off (e)	—	1.6
Purchase of sublicense-Molecular testing (g)	—	5.8
Litigation accrual (h)	—	3.9

Adjusted operating income	$327.3	$270.7

GAAP operating margin	10.2%	5.3%

Impact of adjustments	2.0%	6.6%

Adjusted operating margin	12.2%	11.9%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES TO

ADJUSTED EARNINGS BEFORE INCOME TAXES (1) (2)

(in millions)

(unaudited)

	Three Months Ended September 30,
	2010	2009
GAAP earnings before income taxes	$90.0	($0.5)
Reconciling items:
Restructuring and acquisition related costs (a)	—	79.2
Olympus intangible asset amortization (b)	5.5	3.5
Fair market value inventory adjustment (c)	—	8.8
Forward contract gain – acquisition (d)	—	(18.0)
Inventory write-off (e)	—	1.6
Interest expense on debt offering (f)	—	2.4
Purchase of sublicense-Molecular testing (g)	—	5.8
Litigation accrual (h)	—	3.9

Adjusted earnings before income taxes	$95.5	$86.7

	Nine Months Ended September 30,
	2010	2009
GAAP earnings before income taxes	$207.3	$96.1
Reconciling items:
Restructuring and acquisition related costs (a)	31.2	127.2
Olympus intangible asset amortization (b)	16.6	3.5
Fair market value inventory adjustment (c)	5.9	8.8
Forward contract gain – acquisition (d)	—	(26.7)
Inventory write-off (e)	—	1.6
Interest expense on debt offering (f)	—	5.6
Purchase of sublicense-Molecular testing (g)	—	5.8
Litigation accrual (h)	—	3.9

Adjusted earnings before income taxes	$261.0	$225.8

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Three Months Ended September 30,
	2010		2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$67.0	$0.95	$1.5	$0.02
Reconciling items:
Restructuring and acquisition related costs (a)	—	—	79.2	1.14
Olympus intangible asset amortization (b)	5.5	0.08	3.5	0.05
Fair market value inventory adjustment (c)	—	—	8.8	0.13
Forward contract gain – acquisition (d)	—	—	(18.0)	(0.26)
Inventory write-off (e)	—	—	1.6	0.02
Interest expense on debt offering (f)	—	—	2.4	0.03
Purchase of sublicense-Molecular testing (g)	—	—	5.8	0.08
Litigation accrual (h)	—	—	3.9	0.06

Adjustment for income taxes	(2.0)	(0.03)	(26.9)	(0.38)

Adjusted net earnings	$70.5	$1.00	$61.8	$0.89

	Nine Months Ended September 30,
	2010		2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$150.3	$2.12	$82.9	$1.26
Reconciling items:
Restructuring and acquisition related costs (a)	31.2	0.44	127.2	1.92
Olympus intangible asset amortization (b)	16.6	0.23	3.5	0.05
Fair market value inventory adjustment (c)	5.9	0.08	8.8	0.13
Forward contract gain – acquisition (d)	—	—	(26.7)	(0.40)
Inventory write-off (e)	—	—	1.6	0.02
Interest expense on debt offering (f)	—	—	5.6	0.08
Purchase of sublicense-Molecular testing (g)	—	—	5.8	0.09
Litigation accrual (h)	—	—	3.9	0.06

Adjustment for income taxes	(19.6)	(0.27)	(41.4)	(0.62)

Deferred tax asset write-off (i)	8.0	0.11	—	—

Adjusted net earnings	$192.4	$2.71	$171.2	$2.59

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Three Months Ended September 30,
	2010	2009
GAAP tax rate	25.6%	(400.0)%
Reconciling items:
Restructuring and acquisition related costs (a)	—	403.2%
Olympus intangible asset amortization (b)	0.6%	14.3%
Fair market value inventory adjustment (c)	—	39.8%
Forward contract gain – acquisition (d)	—	(108.3)%
Inventory write-off (e)	—	9.6%
Interest expense on debt offering (f)	—	14.3%
Purchase of sublicense-Molecular testing (g)	—	35.1%
Litigation accrual (h)	—	20.7%

Adjusted tax rate	26.2%	28.7%

	Nine Months Ended September 30,
	2010	2009
GAAP tax rate	27.5%	13.7%
Reconciling items:
Restructuring and acquisition related costs (a)	1.6%	10.7%
Olympus intangible asset amortization (b)	0.8%	0.2%
Fair market value inventory adjustment (c)	0.3%	0.6%
Forward contract gain – acquisition (d)	—	(2.6)%
Inventory write-off (e)	—	0.2%
Interest expense on debt offering (f)	—	0.5%
Purchase of sublicense-Molecular testing (g)	—	0.6%
Litigation accrual (h)	—	0.3%

Deferred tax asset write-off (i)	(3.9)%	—

Adjusted tax rate	26.3%	24.2%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Three Months Ended September 30,
	2010	2009
GAAP net earnings	$67.0	$1.5

Income taxes	23.0	(2.0)
Interest expense	25.2	24.3
Depreciation and amortization	91.7	80.6

EBITDA	206.9	104.4

Reconciling items:
Restructuring and acquisition related costs (a)	—	79.2
Fair market value inventory adjustment (c)	—	8.8
Forward contract gain – acquisition (d)	—	(18.0)
Inventory write-off (e)	—	1.6
Purchase of sublicense-Molecular testing (g)	—	5.8
Litigation accrual (h)	—	3.9

Adjusted EBITDA	$206.9	$185.7

	Nine Months Ended September 30,
	2010	2009
GAAP net earnings	$150.3	$82.9

Income taxes	57.0	13.2
Interest expense	73.9	52.7
Depreciation and amortization	271.6	219.4

EBITDA	552.8	368.2

Reconciling items:
Restructuring and acquisition related costs (a)	31.2	127.2
Fair market value inventory adjustment (c)	5.9	8.8
Forward contract gain – acquisition (d)	—	(26.7)
Inventory write-off (e)	—	1.6
Purchase of sublicense-Molecular testing (g)	—	5.8
Litigation accrual (h)	—	3.9

Adjusted EBITDA	$589.9	$488.8

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ROIC

(in millions)

(unaudited)

	Trailing Twelve Months for the Period Ended September 30,
	2010	2009	2008
Return
GAAP net earnings	$214.5	$158.0	$153.7

Income taxes	81.1	35.4	48.8
Interest expense	97.9	69.0	58.1

Reconciling items:
Restructuring and acquisition related costs	56.3	135.4	17.4
Olympus intangible asset amortization	22.7	3.5	—
Fair market value inventory adjustment	19.1	—	—
Charges for licensing rights for products under development	—	—	23.7
Environmental remediation	—	—	19.0
Miami vacant land sale	—	—	—
Beckman Coulter foundation contribution	—	—	—
In-process research and development charges	—	—	35.4
Other items	0.1	(6.6)	(0.3)

Adjusted earnings before interest and income taxes	491.7	394.7	355.8
Estimated income tax expense (3)	(137.2)	(95.1)	(101.3)

(1) Adjusted earnings before interest but after taxes	354.5	299.6	254.5

Invested capital
Total assets	4,764.8	4,733.2	3,616.8
Less: Cash and cash equivalents	(284.6)	(262.3)	(71.4)
Less: Current liabilities	(798.3)	(868.1)	(690.5)
Less: Investments	(130.6)	—	—

Total invested capital	3,551.3	3,602.8	2,854.9

(2) Average invested capital (Two point average)	$3,577.0	$3,228.9	$2,784.1

ROIC (1)/(2)	9.9%	9.3%	9.1%

We define ROIC as the percentage resulting from the following calculation:

(1)	Trailing twelve months earnings before income taxes, interest expense and non-GAAP reconciling items, but after estimated taxes, divided by;
(2)

Average invested capital, calculated as the average of invested capital for the current period and the twelve months prior period using a two point average. Invested capital is calculated as total assets less cash, investments and current liabilities.

(3)	Estimated income tax expense is calculated using the twelve month average of our adjusted tax rate.

BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$476.5	$402.2
Additions to property, plant and equipment	(102.7)	(106.2)
Additions to customer leased instruments	(131.1)	(114.6)

Free cash flow	$242.7	$181.4

BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW MARGIN

(in millions)

(unaudited)

	Trailing Twelve Months for the Period Ended
	September 30,	December 31,
	2010	2009	2008	2007	2006
Net cash provided by operating activities	$642.9	$568.6	$474.8	$397.1	$286.2
Additions to property, plant and equipment	(159.9)	(163.4)	(92.3)	(107.9)	(86.2)
Additions to customer leased instruments	(183.6)	(167.1)	(207.5)	(166.5)	(193.5)

Free cash flow	$299.4	$238.1	$175.0	$122.7	$6.5

Trailing twelve months revenue	$3,666.5	$3,260.6	$3,098.9	$2,761.3	$2,528.5

Free cash flow margin	8.2%	7.3%	5.6%	4.4%	0.3%